Exhibit 12.01


                 Commercial Credit Company and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges
                 (In millions of dollars, except for ratio)


                                                Nine months ended September 30,
                                             -----------------------------------
                                                       1995            1994
                                                       ----            ----

Income before income taxes and minority interest     $248.1           $273.8
Elimination of undistributed equity earnings           (1.0)            (1.6)
Pre-tax minority interest                                -             (15.5)
Interest                                              346.8            293.4
Portion of rentals deemed to be interest                7.2              8.2
                                                      -----            -----
  Earnings available for fixed charges               $601.1           $558.3
                                                      =====            =====

Fixed charges
-------------
Interest                                             $346.8          $ 293.4
Portion of rentals deemed to be interest                7.2              8.2
                                                      -----            -----
  Fixed charges                                      $354.0           $301.6
                                                      =====            =====

Ratio of earnings to fixed charges                      1.70x            1.85x
                                                        ====             ====